Exhibit 10.28

Memo

To:	Daniel A. Gunther	April 14, 2006

From:	Kevin McLaughlin

Re:	Senior Management Incentive Compensation Plan

In addition to your base salary, we are pleased to offer you the following incentive compensation for the fiscal year ended December 31, 2006.

Your target incentive compensation is C$300,000 and is based upon the achievement of specific objectives. These targets and the related incentive compensation are divided into two components—quarterly and annual; and then the annual component has two portions. Half of your target compensation is allocated to each of the components. The quarterly incentive compensation rewards the achievement of budgeted revenues. The annual incentive compensation rewards the achievement of specific objectives; and provides an incentive for exceeding budgeted revenues.

Quarterly Incentive Compensation

Your quarterly incentive compensation is calculated based upon the achievement of year-to-date revenue from legacy operations (the former companies – eXI and Instantel) relative to the December 9, 2005 budget. Your quarterly incentive compensation will be calculated at the end of each fiscal quarter; is earned in the quarter to which it relates; and shall be paid within 45 calendar days of the end of each quarter.

The following is the formula for your quarterly incentive compensation calculation:

(Year-to-Date Revenue to the end of the Fiscal Quarter) / (Annual Revenue Budget of $28,360,000) * (Target Incentive Compensation) * (% of Target Incentive Compensation) = Actual Quarterly Incentive Compensation

Specifically for the first quarter of 2006 your actual quarterly incentive compensation is:

US$6,441,000 / US$28,360,000 * C$300,000 * 50% = C$34,067

If year-to-date revenue to the end of any fiscal quarter does not exceed 95% of the year-to-date annual revenue budget no additional incentive compensation shall be paid. Payments of quarterly incentive compensation in the 2nd, 3rd and 4th quarters will be reduced by the actual amount paid in previous quarters. The maximum amount that you can earn during 2006 from this quarterly incentive compensation is C$150,000.

Annual Incentive Compensation

Your annual incentive compensation shall be calculated at the end of each fiscal year; is earned in the year to which it relates; and shall be paid within 60 calendar days of the end of the year.

a) Achievement of Specific Objectives

This portion of the annual incentive compensation pays a specific amount for the achievement of each specific objective. Partial payments will be considered in extraordinary circumstances.

Specific Objective	% of Target Incentive Compensation	Specific Compensation Amount
Achievement of budgeted corporate revenue of US$34,660,000	15%	C$	45,000
Achievement of legacy operations (the former companies – eXI and Instantel) budgeted EBITDA of US$4,182,000	15%	C$	45,000
Completion of VeriChip Initial Public Offering	5%	C$	15,000
Complete development of VeriMed product line	5%	C$	15,000
Compete development of Hugs on VeriChip platform to the controlled sales phase	5%	C$	15,000
Stabilize and deploy the first five asset tracking systems (four systems with Agility and Stanford)	5%	C$	15,000
Total	50%	C$	150,000

b) Exceeding Budgeted Revenues

This portion of the annual incentive compensation is calculated based upon exceeding annual revenue from legacy operations (the former companies – eXI and Instantel) relative to the December 9, 2005 budget

The following is the formula for this portion of your annual incentive compensation:

[(Actual Annual Revenue) / (Annual Revenue Budget of US$28,360,000) – 1] * (Target Incentive Compensation) * (multiplier of 2) = Actual Annual Incentive Compensation

Assuming that revenues are exceeded by 10% the following would be the calculation for this portion of your Actual Annual Incentive Compensation:

[US$31,196,000 / US$28,360,000 – 1] * C$300,000 * 2 = C$60,000

If Actual Annual Revenue does not exceed the Annual Revenue Budget no incentive compensation shall be paid. There is no maximum for this portion of the annual incentive compensation.

I look forward to working with you to achieve these performance targets.

Sincerely,

Kevin H. McLaughlin Chief Executive Officer